Acorn Energy Announces 2014 First Quarter Results

WILMINGTON, Del., May 12, 2014 -- Acorn Energy, Inc. (NASDAQ: ACFN), an energy technology holding company, today announced results for the first quarter ended March 31, 2014.  Revenue was $4.5 million in the first quarter of 2014 compared to $5.7 million in the first quarter of 2013.  The net loss in the first quarter of 2014 was $4.3 million, or $0.19 per share, compared to $5.0 million, or $0.28 per share in the first quarter of 2013.

John Moore, CEO of Acorn Energy stated “While results for our businesses will fluctuate from quarter-to-quarter, we continue to implement our plans to increase sales at each of our businesses and reduce expenses at GridSense®, OmniMetrix™ and DSIT to the point where each of these businesses can (or in the case of DSIT continue to) be self-sustaining. Evidence of our progress is an increase in backlog to $18.7 million and a reduction in our losses and related overhead as compared to the first quarter of 2013. We are focusing our resources on completing the development of our new class of fiber optic geophones at US Seismic Systems® and improving its field readiness.”

US Seismic Systems® (USSI®)

USSI’s goals are: (1) prove the system works in a variety of applications; (2) confirm the economic value of the data collected; (3) attract early adopters with a rental fleet and (4) reach a level of industry adoption and sales to operate profitably on its own, attract a partner with the financial and other resources necessary to scale the business, or monetize Acorn’s investment through a sale or other strategic event. The company is now testing in various wells, particularly deeper ones and has plans to go into wells with higher temperatures and pressure. Older seismic sensors cannot function in these harsh conditions where 40% of the fracking occurs. Most importantly, recovery is averaging only 10% because of difficulties in mapping the subsurface. Renting to oil and gas companies reduces customer risks associated with a new technology and accelerates adoption, especially by independent producers. Acorn has begun engaging with potential partners and others who may be able to bring both additional oil field expertise and capital to USSI to expedite and support commercialization. Furthermore, USSI has several other projects scheduled for testing.

USSI has participated in three projects with an oilfield services channel partner utilizing a 40-level demo system. The first was an industry test borehole that helped improve the handling of the system. The second was a pilot in a production field as a first step toward the permanent monitoring of a large field in the west. Recently we participated in a third project for our first deep depth commercial production hydro fracturing monitoring. Upon initial deployment to depth, the sensors worked for a brief period and produced excellent data. Initial field inspection found the connection between the lead cable and USSI’s 2,000 foot sensor array was faulty. The USSI team will run additional tests to determine if there were other problems.

Other projects include a $1.8 million order from an oil supermajor, a $0.5 million order for a microseismic monitoring pilot project and a $116,000 lease arrangement. The Company expects any revenue this year will primarily be recognized in the second half of the year. USSI continues to pursue order growth in 2014, particularly from new customers interested in the 4D reservoir and shale monitoring systems.

DSIT

For the first quarter of 2014, revenue was $2.9 million compared to $3.3 million in the first quarter of 2013.  As of March 31, 2014, DSIT’s backlog was $11.8 million as compared to $8.2 million at the end of the first quarter of 2013.  DSIT continues to develop and refine fiber-optic based applications as well as integrated passive/active threat detection systems for underwater site protection.   DSIT’s solid backlog and a growing array of advanced security solutions give it a solid strategic position as the markets for water-based energy security continue to expand.  In addition, DSIT may benefit from the on-going anti-submarine warfare build-up in the South China Sea.

GridSense®

First quarter 2014 revenue was $1.0 million compared to $1.5 million in 2013. Quarterly results are volatile due to the timing of order receipts and their delivery. First quarter revenue was down primarily due to the inclusion of a large delivery in the first quarter of 2013 combined with a supplier’s late deliveries in the first quarter of 2014. GridSense has now expanded its customer pilot program to 60 around the globe.

The GridSense investment by Acorn was based on the belief that improving the electric distribution system is in the forefront of delivering more power at less cost, such as reducing theft and line losses and solving quality issues. The opportunities in theft reduction are significant, especially internationally. In developing countries, theft loss can run as high as 40%. Recently the US government created the “Power Africa” program with $7 billion in funding that focuses on energy theft. Concurrently, GridSense is marketing its energy theft solutions to existing and new customers. One African country invited GridSense to bid on a $30 million project. In addition, a Southeast Asian customer is using GridSense’s product to manage its electric grid.

New opportunities have also materialized in the US. GridSense has recently received approximately $1.0 million in orders for upgrading distribution switches by a Pennsylvania utility largely because of a new state ruling. The Pennsylvania utility commission now guarantees a 7% rate of return for distribution upgrades without going through the tedious process of applying for rate increases. This created a new application for GridSense products which are estimated to be able to cut outage times from 4 hours to 4 minutes. Therefore this installation should become a multi-year deployment by its customer, as well as encouraging other Pennsylvania utilities to upgrade with GridSense products. Because this type of ruling has now been successfully implemented in twelve other states, utility commissions in additional states are expected to adopt it as well.

To accelerate this growth, Brett Sargent, who was recently hired as Chief Operating Officer, was promoted to President. Brett is expanding the utility targets to include more than 2,000 municipalities and 1,000 co-ops.

OmniMetrixTM

First quarter revenue increased 20% to $641,000, compared to $533,000 in the first quarter of 2013. Backlog is $1.7 million, which represents more than half the 2014 goal of adding 3,000 new connections in 2014. Administrative costs were reduced almost 40% compared to a year ago, and gross profit rose to 64% from 62%. The Environmental Protection Agency recently finalized amendments that call for every commercial generator over a certain size to collect and report run times and annual emissions. It is estimated that 900,000 of the 2 million generators in the U.S. fall under the new regulations. OmniMetrix is currently providing reports and information to end-user customers to assist them in complying with these environmental regulations. Customers as well as environmental engineering firms have given OmniMetrix positive feedback, providing a solid opportunity to meet a new critical need for its customers.

Conference Call Information

The Company will host an investor call on Tuesday, May 13, 2014 at 11am EDT to discuss its first quarter 2014 results and developments.

Participants can pre-register for the conference call by accessing this link http://dpregister.com/10046043. Pre-registering gives one immediate entry into the call, zero wait time and will automatically populate your Outlook calendar with an invitation.

Participants, who would like to join the conference call, but have not registered, can do so by dialing US Toll Free (866) 652-5200, International Dial in (412) 317-6060 and asking for the “Acorn Energy Conference Call” (no pass code required). If you are unable to participate in the live call, a digital replay of the call will be available two hours after the end of the live call through 9:00am EDT June 13, 2014 by dialing (877) 344-7529 or International (412) 317-0088 and entering access code 10046043.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company whose four portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency—factors which can lead to greater profitability.  GridSense® provides monitoring for all critical points along the electricity delivery system. OmniMetrixTM remotely monitors emergency back-up power generation systems to increase their reliability. US Seismic Systems® supplies fiber optic sensing solutions to increase oil/gas production and lower costs. DSIT provides security solutions from underwater threats to naval and marine based energy assets. For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's 2013 Form 10-K filed by the Company with the Securities and Exchange Commission.

Investor & Press Contact:

F. Kent Leacock

Acorn Energy

(925) 698-1431

kleacock@acornenergy.com

Financial Tables to Follow –

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2014	2013
Revenues:
Projects	$2,792	$3,582
Products	1,203	1,707
Services	459	427
Total revenues	4,454	5,716
Cost of sales:
Projects	2,148	2,449
Products	951	1,039
Services	113	103
Total cost of sales	3,212	3,591
Gross profit	1,242	2,125
Operating expenses:
Research and development expenses, net of credits	1,650	2,001
Selling, general and administrative expenses	4,142	5,256
Total operating expenses	5,792	7,257
Operating loss	(4,550)	(5,132)
Finance income (expense), net	(80)	14
Loss before income taxes	(4,630)	(5,118)
Income tax benefit (expense), net	55	(69)
Net loss	(4,575)	(5,187)
Net loss attributable to non-controlling interests	271	212
Net loss attributable to Acorn Energy, Inc. shareholders	$(4,304)	$(4,975)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders	$(0.19)	$(0.28)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	22,171	18,077

Dividends declared per common share	$-	$0.035

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of March 31, 2014	As of December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$12,831	$17,279
Restricted deposit	281	306
Accounts receivable, net	4,325	5,710
Unbilled revenue	5,807	6,421
Inventory, net	4,985	4,540
Other current assets	1,824	1,695
Total current assets	30,053	35,951
Property and equipment, net	2,598	2,432
Severance assets	3,555	3,539
Restricted deposit	540	-
Intangible assets, net	3,645	3,735
Goodwill	4,486	4,429
Other assets	766	870
Total assets	$45,643	$50,956
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit	$2,515	$2,303
Accounts payable	2,544	3,086
Accrued payroll, payroll taxes and social benefits	2,284	2,527
Deferred revenue	2,906	2,764
Other current liabilities	2,427	3,191
Total current liabilities	12,676	13,871
Long-term liabilities:
Accrued severance	4,991	4,973
Other long-term liabilities	619	600
Total long-term liabilities	5,610	5,573
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –22,957,859 and 22,991,797 shares at December 31, 2013 and March 31, 2014, respectively	229	229
Additional paid-in capital	94,253	93,943
Warrants	526	526
Accumulated deficit	(63,751)	(59,447)
Treasury stock, at cost – 801,920 shares at December 31, 2013 and March 31, 2014	(3,036)	(3,036)
Accumulated other comprehensive income	264	184
Total Acorn Energy, Inc. shareholders’ equity	28,485	32,399
Non-controlling interests	(1,128)	(887)
Total equity	27,357	31,512
Total liabilities and equity	$45,643	$50,956